UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2009

ASIAN FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Wyoming	000-27129	91-1922225
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 3 Jinyuan Road Daxing District Industrial Development Zone Beijing, People’s Republic of China	102600
(Address of Principal Executive Offices)	(Zip Code)

+86 10 6021 2222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 26, 2009, Mr. Christopher Patrick Holbert, member and chairman of the audit committee of the board of directors of Asian Financial, Inc. (“Asian Financial”) announced his resignation from the board of directors effective August 26, 2009. Mr. Holbert had served as a member and chairman of the audit committee of the board of directors of Asian Financial since July 2007. The board of directors of Asian Financial has elected James Zhang to fill the vacancy left by Mr. Holbert’s resignation. Mr. Zhang became a member of the board on September 2, 2009 and will serve as a director until his earlier death, resignation or removal. He has also been appointed to serve on the board’s audit committee, compensation committee and nominating and corporate governance committee. He will serve as chairman of the audit committee.

Since July 2008, Mr. Zhang has served as the chief financial office of Allyes Online Media, a subsidiary of Focus Media Group. Mr. Zhang is a qualified chartered accountant in the United Kingdom and has over 14 years of experience in accounting and finance. Prior to joining Allyes Online Media, Mr. Zhang was the chief financial officer of CGen Digital Media Ltd. (which was subsequently acquired by Focus Media), one of the largest in-store television advertising operators in China, from May 2007 to March 2008. Mr. Zhang was the chief financial officer of China Paradise Electronics Retail Limited, a company listed on the Hong Kong Stock Exchange, from August 2005 to January 2007. Prior to joining China Paradise Electronics, Mr. Zhang was the chief financial officer and chief information officer of B&Q China, a leading home improvement retail chain in China, from September 2001 to May 2005. From 1995 to 2001, Mr. Zhang worked for PricewaterhouseCoopers in London as an audit manager and senior consultant. Mr. Zhang obtained a bachelor’s degree in business economics from Queen Mary &Westfield College, University of London, United Kingdom and a Master of Business Administration from Darwin College, University of Cambridge, United Kingdom in 1993 and 2001, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIAN FINANCIAL, INC.
(REGISTRANT)

Date: September 2, 2009	By:	/s/ Christopher Patrick Holbert
		Name:	Christopher Patrick Holbert
		Title:	Chief Executive Officer